Exhibit 5

February 5, 2010

Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY  11050-3765

Re:           Dividend Reinvestment and Direct Stock Purchase Plan

Ladies and Gentlemen:

You (the “Corporation”) have requested our opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) covering up to 5,000,000 shares of the common stock, $.06 par value per share, of the Corporation (the “Common Stock”) available for issuance upon the reinvestment of Common Stock dividends (“Dividends”) or the purchase of additional shares of Common Stock pursuant to the Corporation’s Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).

In furnishing this opinion, we have examined copies of the Plan, the Registration Statement, the Articles of Incorporation and By-Laws of the Corporation, as amended to date, and the minutes of the meeting of the Board of Directors of the Corporation approving the Plan.  We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereafter expressed.  In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to the original documents of all documents supplied to us as copies.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others.

Based upon the foregoing, we are of the opinion that the 5,000,000 shares of Common Stock of the Corporation to be issued upon the reinvestment of Dividends or the purchase of additional shares of Common Stock in accordance with the terms of the Plan will, when so issued and paid for, constitute validly authorized and issued shares of Common Stock, fully paid and non-assessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York and the federal laws of the United States of America.

We hereby consent to be named in the Registration Statement to be filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended, as attorneys who have passed upon the legality of the shares of Common Stock to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

STROOCK & STROOCK & LAVAN LLP